UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. )*

Aspen Aerogels, Inc.

(Name of Issuer)
Common Stock, par value $0.00001 per share

(Title of Class of Securities)
04523Y105

(CUSIP Number)

June 29, 2022
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 04523Y105	SCHEDULE 13G	Page 2 of 8 Pages

1		NAME OF REPORTING PERSONS Encompass Capital Advisors LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,734,074
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,734,074
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,734,074
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.58%
12		TYPE OF REPORTING PERSON IA

CUSIP No. 04523Y105	SCHEDULE 13G	Page 3 of 8 Pages

1		NAME OF REPORTING PERSONS Encompass Capital Partners LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,013,870
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,013,870
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,013,870
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.58%
12		TYPE OF REPORTING PERSON OO

CUSIP No. 04523Y105	SCHEDULE 13G	Page 3 of 8 Pages

1		NAME OF REPORTING PERSONS Todd J. Kantor
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,734,074
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,734,074
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,734,074
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.58%
12		TYPE OF REPORTING PERSON IN, HC

CUSIP No. 04523Y105	SCHEDULE 13G	Page 4 of 8 Pages

Item 1.	(a) Name of Issuer

Aspen Aerogels, Inc.

(b) Address of Issuer’s Principal Executive Offices

30 Forbes Road, Building B

Northborough, Massachusetts 01532

Item 2.	(a) Name of Person Filing

This statement is being filed by Encompass Capital Advisors LLC, Encompass Capital Partners LLC, and Todd J. Kantor.

(b) Address of Principal Business Office, or, if none, Residence

The address of the principal business office of Encompass Capital Advisors LLC and Encompass Capital Partners LLC is 200 Park Avenue, 11th Floor, New York, NY 10166. The address of the principal business office of Todd J. Kantor is c/o Encompass Capital Advisors LLC, 200 Park Avenue, 11th Floor, New York, NY 10166.

(c) Citizenship

(i) Encompass Capital Advisors LLC is a Delaware Limited Liability Company.

(ii) Encompass Capital Partners LLC is a Delaware Limited Liability Company.

(iii) Todd J. Kantor is a US citizen.

(d) Title of Class of Securities

Common Stock, par value $0.00001 per share

(e) CUSIP No.:

04523Y105

CUSIP No. 04523Y105	SCHEDULE 13G	Page 5 of 8 Pages

Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);

(k)	☐	A group, in accordance with §240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:

CUSIP No. 04523Y105	SCHEDULE 13G	Page 6 of 8 Pages

Item 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Encompass Capital Advisors LLC

(a) Amount beneficially owned: 2,734,074

(b) Percent of class: 7.58%

(c) Number of shares as to which the person has:

(i)   Sole power to vote or to direct the vote: 0

(ii)  Shared power to vote or to direct the vote: 2,734,074

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 2,734,074

Encompass Capital Partners LLC

(a) Amount beneficially owned: 2,013,870

(b) Percent of class: 5.58%

(c) Number of shares as to which the person has:

(i)   Sole power to vote or to direct the vote: 0

(ii)  Shared power to vote or to direct the vote: 2,013,870

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 2,013,870

Todd J. Kantor

(a) Amount beneficially owned: 2,734,074

(b) Percent of class: 7.58%

(c) Number of shares as to which the person has:

(i)   Sole power to vote or to direct the vote: 0

(ii)  Shared power to vote or to direct the vote: 2,734,074

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 2,734,074

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More Than Five Percent on Behalf of Another Person

Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not Applicable.

Item 8. Identification and Classification of Members of the Group

Not Applicable.

Item 9. Notice of Dissolution of Group

Not Applicable.

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 04523Y105	SCHEDULE 13G	Page 7 of 8 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 8, 2022

Encompass Capital Advisors LLC

By:	Todd J. Kantor
	Name:	Todd J. Kantor
	Title:	Managing Member
Encompass Capital Partners LLC

By:	Todd J. Kantor
	Name:	Todd J. Kantor
	Title:	Managing Member

By:	Todd J. Kantor
	Name:	Todd J. Kantor

CUSIP No. 04523Y105	SCHEDULE 13G	Page 8 of 8 Pages

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the shares of Common Stock of Aspen Aerogels, Inc., dated as of March 25, 2022 is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: July 8, 2022

Encompass Capital Advisors LLC

By:	Todd J. Kantor
	Name:	Todd J. Kantor
	Title:	Managing Member
Encompass Capital Partners LLC

By:	Todd J. Kantor
	Name:	Todd J. Kantor
	Title:	Managing Member

By:	Todd J. Kantor
	Name:	Todd J. Kantor